Exhibit 10.24.5

November 24, 2008

Conexant USA, LLC
4000 MacArthur Boulevard
Newport Beach, CA 92660

Attn:	Kerry Petry,
Vice President and Treasurer

Re:	Credit and Security Agreement dated as of November 29, 2005, by and between Conexant USA, LLC (“Purchaser”), and Wachovia Bank, National Association, as “Lender” (as the same has been or may be amended, restated, supplemented, or otherwise modified from time to time the “Credit Agreement”); Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Dear Mr. Petry:

Thank you for the recent communication regarding the extension of the Credit Agreement and other matters. Wachovia Bank, National Association (“Wachovia”), subject to the satisfaction of the terms and conditions set out in this letter, agrees to amend certain provisions of the Credit Agreement as follows:

(a)  The definition of “Scheduled Purchase Termination Date” in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read ““Scheduled Purchase Termination Date” means November 27, 2009.”;

(b)  The definition of “Commitment” in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read ““Commitment” means $50,000,000, as such amount may be reduced from time to time as set forth in Section 2.06.”;

(c)  The definition of “Interest Rate” in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read ““Interest Rate” means (a) variable rate of interest per annum equal to Adjusted LIBOR, plus 1.25%, which rate shall be adjusted for each Settlement Period as set forth herein or (b) such other rate of interest applicable to the Aggregate Advances as determined from time to time in accordance with Article 7.”;

(d)  The instance of “$200,000,000.00” in subsection (c)(i) of the definition of “Purchase Termination Date” in Section 1.01 of the Credit Agreement is amended and restated to read “$500,000,000.00”; and

(e)  The instance of “$200,000,000.00” in subsection (d)(ii) of the definition of “Purchase Termination Date” in Section 1.01 of the Credit Agreement is amended and restated to read “$500,000,000.00”.

As you can see from the Credit Agreement and the other Program Documents, the amendment relative to item (a) above will also cause a corresponding extension for each of the other Program Documents.

In consideration of the amendments provided above, Conexant USA, LLC, hereby agrees to pay to Lender a renewal fee in an amount equal to $250,000.00 on or before January 23, 2009, which fee shall be deemed fully earned upon the effectiveness of the aforementioned amendment and, once paid, shall be non-refundable.

The amendments provided in this letter shall be effective as of November 28, 2008, upon the satisfaction of all of the following conditions precedent (as determined by Wachovia in its reasonable discretion):

(a)	Each of Purchaser and Seller shall have executed and delivered this letter; and

(b)	Wachovia shall be satisfied that the Policy remains in effect and comports with the terms and conditions of the Program Documents.

By executing and delivering this letter to Wachovia, the Purchaser, Seller, and Servicer represent and warrant that the representations and warranties made by each of them in the Program Documents are true and correct in all material respects as of the date of their signature below (other than representations and warranties which relate only to a specific date) and that, as of such date, there exists no Default, Event of Default, or Servicing Agreement Event of Default.

If you agree to the amendments set forth above, please (i) indicate your agreement by signing in the space provided below, (ii) fax a signed copy of this letter to me at facsimile number: 804-868-1477, and (iii) send me one signed original of this letter via overnight delivery.

Very truly yours,

WACHOVIA BANK,
NATIONAL ASSOCIATION

Brian J. Fulk,
Director

AGREEMENT:

CONEXANT USA, LLC, as Purchaser	CONEXANT SYSTEMS, INC., as Seller and as Servicer

By:	By:

Title:	Title:

Date:	Date: